UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

FIRSTENERGY SOLUTIONS CORP.

(Exact name of registrant as specified in its charter)

Ohio	31-1560186
(State of incorporation or organization)	(IRS Employee Identification No.)

c/o FirstEnergy Corp., 76 South Main Street,	44308
Akron, Ohio
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: N/A

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [  ]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ X ]

Securities Act registration statement file numbers to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, without par value per share
 (Title of each class to be so registered)

N/A
 (Name of each exchange on which each class is to be registered)

Item 1.                      Description of Registrant’s Securities to be Registered

The following description of FirstEnergy Solutions Corp.’s (Company) common stock and the related provisions of its Articles of Incorporation, as amended, and Code of Regulations are summaries and are qualified by reference to its Articles of Incorporation, as amended, and Code of Regulations, which have been previously filed with the SEC and are incorporated by reference as exhibits to this registration statement, as well as to applicable Ohio law.

The Company is authorized to issue 750 shares of common stock, without par value per share (Common Stock).  As of July 29, 2009, FirstEnergy Corp., the Company’s parent, owns and holds all seven shares of the Company’s outstanding and authorized, fully paid and non-assessable Common Stock. There are no shares of Preferred Stock authorized, issued or outstanding.

Holders of the Company’s Common Stock are entitled to one vote per share on all matters on which holders of Common Stock may vote.  The Company’s Common Stock does not provide for dividend, conversion, sinking fund, redemption, liquidation or preemption rights.  Except as otherwise provided by law or by the Articles of Incorporation, any corporate action, other than the election of directors, to be taken by vote of the shareholders, shall be authorized by a majority of votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon.  The Company’s Board of Directors is not classified and there is no right to vote cumulatively in the election of directors.  To the extent permitted by law, the Board of Directors may authorize the issuance of Certificates for fractions of a share which shall entitle the holder to exercise voting rights, receive dividends and participate in liquidating distributions, in proportion to the fractional holdings; or it may authorize the payment in cash of the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined.  The Company may from time to time enter into certain agreements which set restrictions on the amount of dividends that it may declare and pay and restrict the circumstances under which such dividends may be declared and paid.

Pursuant to the Company’s Code of Regulations, special meetings of shareholders, for any purpose or purposes may, except as otherwise prescribed by law, be called at any time by the President or by the Board of Directors, and shall be called by the President or the Secretary at the written request of the holders of twenty-five percent of the shares then outstanding and entitled to vote thereat, or as otherwise required under the provisions of the General Corporation Law of Ohio.  Any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all the holders of outstanding stock entitled to vote thereon.  Except as may otherwise be provided in the Company’s Code of Regulations or Articles of Incorporation, the members of the Board of Directors of the Company shall be elected at a meeting of shareholders, by the holders of shares, present in person or by proxy, entitled to vote in the election.  Any director may be removed with or without cause at any time by the affirmative vote of shareholders holding of record in the aggregate at least a majority of the outstanding shares of the Company at a special meeting of the shareholders called for that purpose, and may be removed for cause by action of the Board of Directors.

Item 2.                      Exhibits

Exhibit No.	Description

3.1	Articles of Incorporation of FirstEnergy Solutions Corp., as amended August 31, 2001 (Incorporated by reference to Exhibit 3.2 to Form S-4 filed August 6, 2007).

3.2	Code of Regulations of FirstEnergy Solutions Corp. (Incorporated by reference to Exhibit 3.4 to Form S-4 filed August 6, 2007).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

July 29, 2009	FIRSTENERGY SOLUTIONS CORP.

By:	/s/ Harvey L. Wagner
Harvey L. Wagner Vice President and Controller

Exhibit Index

Exhibit No.	Description

3.1	Articles of Incorporation of FirstEnergy Solutions Corp., as amended August 31, 2001 (Incorporated by reference to Exhibit 3.2 to Form S-4 filed August 6, 2007).

3.2	Code of Regulations of FirstEnergy Solutions Corp. (Incorporated by reference to Exhibit 3.4 to Form S-4 filed August 6, 2007).